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                                                                    EXHIBIT 99.4

                           PAIRGAIN TECHNOLOGIES, INC.
                        STOCK OPTION ASSUMPTION AGREEMENT


OPTIONEE:

               STOCK OPTION ASSUMPTION AGREEMENT issued as of the __ day of _____, 1997 by PairGain Technologies, Inc., a Delaware corporation ("PairGain").

               WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of Avidia Systems, Inc., a Delaware corporation ("Avidia"), which were granted to Optionee under the Avidia, Systems, Inc. 1996 Stock Plan (the "Plan") and are evidenced by a Stock Option Agreement (the "Option Agreement") between Avidia and Optionee.

               WHEREAS, Avidia has this day been acquired by PairGain through merger of a wholly-owned PairGain subsidiary ("Acquisition Corporation") with and into Avidia (the "Merger") pursuant to the Agreement and Plan of Merger dated February 19, 1997 by and among PairGain, Avidia and Acquisition Corporation (the "Merger Agreement").

               WHEREAS, the provisions of the Merger Agreement require PairGain to assume all obligations of Avidia under all options outstanding under the Plan at the consummation of the Merger and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

               WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio in effect for the Merger is 0.397478397 of a share of PairGain common stock ("PairGain Stock") for each outstanding share of Avidia Stock (the "Exchange Ratio").

               WHEREAS, this Agreement is to become effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options under the Plan which have become necessary by reason of the assumption of those options by PairGain in connection with the Merger.



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               NOW, THEREFORE, it is hereby agreed as follows:

               1. The number of shares of Avidia common stock ("Avidia Stock") subject to the stock options held by Optionee under the Plan immediately prior to the Effective Time (the "Avidia Options") and the exercise price payable per share are set forth in Exhibit A hereto. PairGain hereby assumes, as of the Effective Time, all the duties and obligations of Avidia under each of the Avidia Options. In connection with such assumption, the number of shares of PairGain Stock purchasable under each Avidia Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio at which shares of Avidia Stock were converted into shares of PairGain Stock in consummation of the Merger. Accordingly, the number of shares of PairGain Stock subject to each Avidia Option hereby assumed shall be as specified for that option in attached Exhibit B, and the adjusted exercise price payable per share of PairGain Stock under the assumed Avidia Option shall be as indicated for that option in attached Exhibit B.

               2. The intent of the foregoing adjustments to each assumed Avidia Option is to assure that the spread between the aggregate fair market value of the shares of PairGain Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this agreement will, immediately after the consummation of the Merger, equal the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the Avidia Stock subject to the Avidia Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also designed to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the Avidia Option immediately prior to the Merger.

               3. The following provisions shall govern each Avidia Option hereby assumed by PairGain:

                             (a) Unless the context otherwise requires, all
               references to the "Company" in each Option Agreement and in the Plan (as incorporated into such Option Agreement) shall mean PairGain, all references to "Common Stock" shall mean shares of PairGain Stock, and all references to the "Board of Directors" shall mean the Compensation Committee of the PairGain Board of Directors.

                             (b) The grant date and the expiration date of each
               assumed Avidia Option and all other provisions which govern either the exercisability or the termination of the assumed Avidia Option shall remain the same as set forth in the Option Agreement applicable to that option and shall accordingly govern and control Optionee's rights under this Agreement to purchase PairGain Stock.

                             (c) Each assumed Avidia Option shall remain
               exercisable in accordance with the same installment exercise schedule in effect under the applicable Option Agreement immediately prior to the Effective Time, with the number of shares of PairGain Stock subject to each such installment adjusted to reflect the Exchange Ratio. Accordingly, no accelerated vesting of the Avidia



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               Options shall be deemed to automatically occur by reason of the
               Merger, and the grant date for each assumed Avidia Option shall accordingly remain the same as in effect under the applicable Option Agreement immediately prior to the Merger.

                             (d) For purposes of applying any and all provisions
               of the Option Agreement relating to Optionee's status as an employee with the Company, Optionee shall be deemed to continue in such employee status for so long as Optionee renders services as an employee to PairGain or any present or future PairGain subsidiary, including (without limitation) Avidia. Accordingly, the provisions of the Option Agreement governing the termination of the assumed Avidia Option upon Optionee's cessation of employee status with Avidia shall hereafter be applied on the basis of Optionee's cessation of employee status with PairGain and its subsidiaries, and each assumed Avidia Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of employment with PairGain and its subsidiaries.

                             (e) The adjusted exercise price payable for the
               PairGain Stock subject to each assumed Avidia Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of PairGain Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as Avidia Stock prior to the Merger shall be taken into account.

                             (f) In order to exercise each assumed Avidia
               Option, Optionee must deliver to PairGain a written notice of exercise in which the number of shares of PairGain Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of PairGain Stock and should be delivered to PairGain at the following address:

                             PairGain Technologies, Inc.
                             14402 Franklin Avenue
                             Tustin, California 92680
                             Attention:  ________________

               4. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.



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               IN WITNESS WHEREOF, PairGain Corporation has caused this Stock
Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the ___ day of _____, 1997.



                                       PAIRGAIN TECHNOLOGIES, INC.

                                       By:_______________________________




                                 ACKNOWLEDGMENT


               The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Avidia Options hereby assumed by PairGain Technologies, Inc. are as set forth in the Option Agreement, the Plan and such Stock Option Assumption Agreement.


                                             ______________________________
                                             OPTIONEE



DATED: __________________, 199_




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                                    EXHIBIT A

    Optionee's Outstanding Options to Purchase Shares of Avidia Systems, Inc.
                            Common Stock (Pre-Merger)


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                                    EXHIBIT B

          Optionee's Outstanding Options to Purchase Shares of PairGain
                               Technologies, Inc.
                           Common Stock (Post-Merger)